EXHIBIT 3

FIFTH AMENDMENT TO ADVISORY SERVICES AGREEMENT

This FIFTH AMENDMENT TO ADVISORY SERVICES AGREEMENT, dated as of April 5, 2002, by and between SECURITY CAPITAL CORPORATION, a Delaware corporation (“Security Capital”), and CAPITAL PARTNERS, INC., a Connecticut corporation (“Capital Partners”).

WITNESSETH

WHEREAS, Capital Partners and Security Capital entered into a certain Advisory Services Agreement dated as of January 26, 1990 (the “Original Agreement”), pursuant to which Capital Partners agreed to provide advisory and other services to Security Capital and its subsidiaries in the areas of investments, general administration, corporate development, strategic planning, stockholder relations, financial matters and general business policy; and

WHEREAS, The Jewel I, Inc. d/b/a Primrose Country Day School (“Country Day”) and Primrose School Franchising Company (“Primrose”) (Primrose and Country Day are referred to individually as a “Company” and collectively as the “Companies”) and Security Capital, entered into an Amended and Restated Management Advisory Services Agreement dated as of April 5, 2002 between Country Day, Primrose and Security Capital (the “Amended and Restated MASA”) pursuant to which Security Capital will provide or will cause to be provided to the Companies management advisory services in the areas of corporate development, strategic planning, investment and financial matters and general business policies; and

WHEREAS, Security Capital intends to request the assistance of Capital Partners in providing such management advisory services to the Companies from time to time and, in connection therewith, Capital Partners and Security Capital desire to amend their Original Agreement to assure Capital Partners of adequate compensation in respect of such additional services.

NOW THEREFORE, in consideration of the premises and for good and valuable other consideration, receipt of which is hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows:

1.                                       Section 2 of the Original Agreement is hereby amended to adjust the “Fee” payable thereunder by amending the first paragraph of said Section 2 to read in its entirety as follows:

“Security Capital shall, during the term of this Agreement, pay to Capital Partners an annual advisory fee (the “Fee”) equal to 5% of the annual EBITDA (as defined in the Stock Purchase Agreement dated as of April 6, 1999, by and among Security Capital, Holdings, Paul L. Erwin and The Paul L. Erwin Grantor Retained Annuity Trust) of the Companies, for the services described in Section 1 of the Amended and Restated MASA. The Fee shall be payable quarterly in advance based upon estimated EBITDA on the twenty-sixth day of the first month of each quarter during the term hereof.  Any difference between the aggregate Fee paid in quarterly installments during a calendar year and 5% of EBITDA for such year shall, if positive, either be credited toward Fee payments for the succeeding calendar year or refunded, at the sole option of Capital Partners or, if negative, be payable on the twenty-sixth day of the April immediately following such calendar year.

2.                                       The parties hereto recognize that the scope of operations of Security Capital warrant an adjustment to the “Fee” payable under the Original Agreement.

3.                                       Security Capital hereby represents that, in accordance with Section 7 of the Original Agreement, for purposes of this Second Amendment, Security Capital has acted through its independent directors.

4.                                       Each of Capital Partners and Security Capital hereby ratifies and confirms the Original Agreement in all respects, except as amended hereby.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the day and year first above written.

SECURITY CAPITAL CORPORATION

By:	/s/ William R. Schlueter
Name: William R. Schlueter
Title: Vice President and CFO

CAPITAL PARTNERS, INC.

By:	/s/ William R. Schlueter
Name: William R. Schlueter
Title: Vice President and CFO